Exhibit 1

Oi S.A.-In Judicial Reorganization

CORPORATE TAXPAYERS’ REGISTRY (CNPJ/MF) No. 76.535.764/0001-43

BOARD OF TRADE (NIRE) No. 33 3 0029520-8

PUBLICLY-HELD COMPANY

MATERIAL FACT

Extraordinary General Shareholders’ Meeting Request

Oi S.A. – In Judicial Recovery (“Company”), pursuant to art. 157, § 4 of Law 6,404/76 (“Brazilian Corporations Law”), hereby informs its shareholders and the market in general that, on this date, the shareholder Societé Mondiale Fundo de Investimento em Ações, represented by its manager Bridge Administradora de Recursos Ltda., shareholder of 6.64% of the Company’s capital stock, requested that the Board of Directors convene an Extraordinary General Meeting of the Company within a period of eight days, based on art. 123, sole paragraph, subparagraph c of the Brazilian Corporations Law, to discuss the following matters:

(i)	Discuss and assess the Company’s current economic-financial position, as well as the challenges to be faced henceforth, contemplating any suggestions from shareholders, to be considered by the Company’s management in the process of economic-financial uplift currently underway.

(ii)	Decide on the dismissal, in individual polls, of the Board Members listed below:

a)	Rafael Luis Mora Funes (member) and João do Passo Vicente Ribeiro (alternate);

b)	João Manuel Pisco de Castro (member) and Pedro Guimarães e Melo de Oliveira Guterres (alternate);

c)	Luís Maria Viana Palha da Silva (member) and Maria do Rosário Amado Pinto Correia (alternate);

d)	André Cardoso de Menezes Navarro (member) and Nuno Rocha dos Santos de Almeida e Vasconcellos (alternate);

e)	Pedro Zañartu Gubert Morais Leitão (member without alternate);

(iii)	Decide on the dismissal of Board Member Marcos Grodetzky (member without alternate);

(iv)	Decide on the election of members and alternate members of the Board of Directors, to replace those removed, and also for the vacant Board of Directors positions, as well as the vacant positions of Directors Sergio Franklin Quintella and Joaquim Dias de Castro, who recently submitted their resignations to the Board, to fulfill their respective remaining terms, in accordance with the provisions of art. 69 of the Company’s Bylaws.

The Board of Directors is evaluating the Request to convene the Meeting and will express its opinion on the matter within the period specified in the Brazilian Corporations Law. The Request in its entirety is attached.

The Company will maintain its shareholders and the market informed of any development of the subject matters of this Material Fact.

Rio de Janeiro, July 7, 2016.

Oi S.A. – In Judicial Reorganization

Flavio Nicolay Guimarães

Chief Financial Officer and Investor Relations Officer